Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FLIGHT MANAGEMENT INTERNATIONAL, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF SEPTEMBER, A.D. 2009, AT 10:21 O'CLOCK A.M.


SECRETARY'S OFFICE
DELAWARE

Jeffrey W. Bullock, Secretary of State

2671493 8100

090917530

AUTHENTICATION: 7573862

DATE: 10-08-09

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:20 AM 09/28/2009
FILED 10:21 AM 09/28/2009
SRV 090888714 - 2671493 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Flight Management International, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered IV (Four) so that, as amended, said Article shall be and read as follows:

"IV. The Corporation shall be authorized to issue two class of shares of stock. The first class shall be common stock, and the total number of shares which the Corporation shall have the authority to issue is one billion (1,000,000,000) and each such share shall have a par value of $0.001. The second class shall be Series A Convertible Preferred Stock, and the total number of shares which the Corporation shall have the authority to issue is one million (1,000,000), and each such share shall have a par value of $0.0001.

Effective at the close of business 5 October 2009, each ten (10) shares of the issued and outstanding Common Stock, par value $.001, of the Corporation shall be reverse split into one (1) shares of Common Stock of the Corporation. This reverse split shall affect only issued and outstanding shares. Each record and beneficial holder of Common Shares who would receive a fractional share as a result of the reverse stock split shall receive one (1) full share of Common Stock."

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the Stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 22nd day of September, 2009.

BY:
TITLE: Secretary
NAME: Jay Pignatello